Corporate Media Contact:
Kelley Childrey
Manning Selvage & Lee
323-866-6003
kelley.childrey@mslpr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical, Inc.
858-550-9999
callen@artesmedical.com
ARTES MEDICAL, INC. RECEIVES NASDAQ NOTIFICATION
     SAN DIEGO, CA – August 22, 2008—Artes Medical, Inc. (NASDAQ: ARTE), a medical aesthetics company, announced today that it received notice from The Nasdaq Stock Market indicating that its stockholders’ equity at June 30, 2008 was less than the $10 million in stockholders’ equity required for continued listing on The Nasdaq Global Market under Marketplace Rule 4450(a)(3). The notice, which was received in a letter dated August 19, 2008, is a standard communication when a company’s stockholders’ equity is less than the $10 million minimum requirement. The notice has no immediate effect on the listing of the Company’s common stock.
     In its letter, Nasdaq requested the Company to provide its plan to achieve and sustain compliance with the continued listing requirements of The Nasdaq Global Market, including the minimum stockholders’ equity requirement, before September 4, 2008. At the present time, the Company intends to submit a plan with Nasdaq before September 4, 2008 to maintain its Nasdaq listing. The Company is also evaluating additional options for maintaining an active public market for its common stock while at the same time allowing it to pursue its business and financing plans, including transferring its listing to The Nasdaq Capital Market or listing its common stock on other domestic or international exchanges or quotation systems.
ABOUT ARTES MEDICAL
     Artes Medical is a medical aesthetics company focused on developing, manufacturing and commercializing new and innovative medical aesthetic products including injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill®, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
FORWARD-LOOKING STATEMENTS
     This news release contains forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its ability to timely raise additional funds to support its operations, its ability to manage its operating expenses, its limited experience in commercializing ArteFill and Elevess™, its future receipt of FDA approval to extend the efficacy period of ArteFill beyond six months and eliminate the skin test requirement, the risk that the Company’s revenue projections may prove incorrect because of unexpected difficulty in generating sales and market acceptance of ArteFill or Elevess and its ability to maintain its listing on Nasdaq, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
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     Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc. All other trademarks referred to in this press release are the property of their respective owners.